Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
FOURTH QUARTER AND YEAR-END 2007 RESULTS

_________________

Quarterly New Contracts Reach a Record $5.5 million – Quarterly Dividend Increase Approved

LINCOLN, Nebraska (February 12, 2008) — National Research Corporation (NASDAQ:NRCI) today announced results for the fourth quarter and year ended December 31, 2007.

•	Annual revenue increased by 12%
•	Annual net income increased by 16%
•	2007 commercial contract value up 18%
•	2007 net new contracts up 23%
•	Quarterly dividend increase to $0.14 per share

        Revenue for the quarter ended December 31, 2007, was $10.8 million, compared to $10.3 million for the same period in 2006. Net income for the quarter ended December 31, 2007, was $1.1 million, or $0.16 per diluted share, compared with net income of $1.0 million, or $0.14 per diluted share, in the prior year period.

        Revenue for the year ending December 31, 2007, increased 12% to $48.9 million, compared to $43.8 million for the same period in 2006. Net income for 2007 increased 16% to $6.8 million, resulting in $1.00 per basic and $0.98 per diluted share, compared with $5.9 million, or $0.86 per basic and $0.85 per diluted share, in 2006.

        Commenting on the results, Michael D. Hays, chief executive officer of National Research Corporation, said, “Our annual revenue growth of 12% in 2007 was poor, being noticeably impacted by new sales first going towards replacing reductions in contract value, which we knew would be the case. That said, we grew commercial contract value by 18%. Net new contracts were up 23% to $14.7 million for the year 2007 with $5.5 million coming in the last quarter. All this suggests a strong wind at our back going into 2008 which, to date, has been the case. I’m encouraged, as well, by a strong new product pipeline and the recent doubling of the size of our Healthcare Market Guide sales team from six to twelve associates.”

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NRCI Announces Fourth Quarter and Year-End 2007 Results

February 12, 2008

        The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.14 (fourteen cents) per share payable March 31, 2008, to shareholders of record as of the close of business on March 7, 2008.

        In closing, Patrick E. Beans, chief financial officer of National Research Corporation, said, “Going forward, with reductions in contract value replaced and our outstanding sales performance, we should return to top-line growth well within our model starting in quarter one of 2008 and benefit from material leverage of our expense structure throughout the year.”

        A listen-only simulcast of National Research Corporation’s year-end conference call will be available online at www.earnings.com on February 13, 2008, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately an hour later and continue for 30 days.

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement, improvement services, and governance education to the healthcare industry in the United States and Canada.

        This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces Fourth Quarter and Year-End 2007 Results

February 12, 2008

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Revenue	$10,821	$10,318	$48,923	$43,771
Operating expenses:
Direct expenses	5,057	4,605	21,801	19,446
Selling, general and administrative	3,283	3,150	13,173	12,158
Depreciation and amortization	661	689	2,583	2,259

Total operating expenses	9,001	8,444	37,557	33,863

Operating income	1,820	1,874	11,366	9,908
Other income (expense):
Interest income	37	15	139	171
Interest expense	(70)	(201)	(483)	(517)
Other, net	8	(38)	96	(56)

Total other income (expense)	(25)	(224)	(248)	(402)
Income before income taxes	1,795	1,650	11,118	9,506
Provision for income taxes	686	644	4,278	3,622

Net income	$1,109	$1,006	$6,840	$5,884

Net income per share, basic	$0.16	$0.15	$1.00	$0.86

Net income per share, diluted	$0.16	$0.14	$0.98	$0.85

Weighted average shares outstanding:
Basic	6,861	6,838	6,850	6,836
Diluted	7,034	6,976	7,011	6,954

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NRCI Announces Fourth Quarter and Year-End 2007 Results

February 12, 2008

NATIONAL RESEARCH CORPORATION
Consolidated Condensed Balance Sheets
(Dollars in thousands)

	Dec. 31, 2007	Dec. 31, 2006
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$3,355	$876
Short-term investments	99	1,110
Accounts receivable, net	6,379	6,734
Income taxes recoverable	249	898
Other current assets	2,518	3,379

Total current assets	12,600	12,997
Net property and equipment	11,974	11,716
Other, net	37,295	36,819

Total Assets	$61,869	$61,532

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$2,492	$1,511
Deferred revenue	9,922	8,264
Accrued compensation	1,477	1,594
Notes payable	1,093	3,110

Total current liabilities	14,984	14,479
Non-current liabilities	4,598	10,303

Total Liabilities	19,582	24,782

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
issued 7,883,289 in 2007 and 7,837,848 in 2006;
outstanding 6,860,259 in 2007 and 6,890,631 in 2006	8	8
Additional paid-in capital	23,508	21,820
Retained earnings	30,004	26,488
Accumulated other comprehensive income	932	358
Treasury stock	(12,165)	(11,924)

Total shareholders’ equity	42,287	36,750

Total liabilities and shareholders’ equity	$61,869	$61,532

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